SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2002

CYGNUS, INC.

(Exact name of registrant as specified in its charter)

0-18962 (Commission File Number)
Delaware (State or other jurisdiction of incorporation)		94-2978092 (I.R.S. Employer Identification No.)

400 Penobscot Drive, Redwood City, California 94063-4719

(Address of principal executive offices, with zip code)

(650) 369-4300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

On February 14, 2002, Cygnus, Inc. issued a press release, the text of which is attached hereto as Exhibit 99.1, announcing the pricing of its public offering.

Certain Changes from the Preliminary Prospectus Supplement dated January 18, 2002:

1.  The Common Stock to be outstanding after the offering is changed to 37,225,540 shares.

2.  The Consolidated Balance Sheet Data in the Summary Consolidated Financial Data Table is changed as follows:

	September 30, 2001
	Actual	As Adjusted
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$23,726	$36,566
Working capital	8,486	21,326
Total assets	33,946	46,786
Long term obligations and debt, net of current portion and net of convertible debt discount of $3,441	32,278	32,278
Accumulated deficit	(245,378)	(245,378)
Stockholders’ equity (net capital deficiency)	(15,296)	(2,456)

The as adjusted balance sheet data gives effect to the sale of 4,000,000 shares of our common stock in this offering at the public offering price of $3.50 per share, after deducting the underwriting discount and our estimated offering expenses.

3.  The Capitalization Table showing our unaudited actual capitalization on September 30, 2001 and our as adjusted capitalization on September 30, 2001, assuming the completion of the offering at the offering price of $3.50 per share, less the underwriting discount and estimated offering expenses associated with this offering, is changed as follows:

	September 30, 2001
	Actual	As Adjusted
	(in thousands, except share data)
Long term obligations and debt, net of current portion and net of convertible debt discount of $3,441	$32,278	$32,278
Stockholders’ equity:
Common stock, $.001 par value; 55,000,000 shares authorized; 31,805,665 issued and outstanding, actual; 35,805,665 issued and outstanding, as adjusted	32	36
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued and outstanding, actual or as adjusted	—	—
Additional paid-in capital	230,045	242,881
Accumulated other comprehensive income	5	5
Accumulated deficit	(245,378)	(245,378)
Total stockholders’ equity (net capital deficiency)	(15,296)	(2,456)
Total capitalization	$16,982	$29,822

Item 7.    Financial Statements and Exhibits.

      (c)  Exhibits.

Exhibit Number
99.1	Press Release by Cygnus, Inc. dated February 14, 2002 referred to in Item 5 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNUS, INC.

Dated: February 14, 2002

By:	/s/ Barbara G. McClung
Barbara G. McClung Senior Vice President and General Counsel